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EXHIBIT 10.02

AMENDMENT NO. 4
TO THE
WELLPOINT HEALTH NETWORKS INC.
PENSION ACCUMULATION PLAN
(As Amended and Restated January 1, 1997)
(As Amended through October 1, 1997)

    The WellPoint Health Networks Inc. Pension Accumulation Plan is amended as of June 1, 2001 as follows:

    1.  Section 8.04(c) requiring a one-year delay in payment of a single sum benefit to a Participant who terminates employment prior to age 55 will cease to apply to a Participant who terminates employment on or after June 1, 2001.

    2.  A new Section 3.19 is added to Article III to read:

      3.19 Georgia Retirement Program. Former participants in the Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia, Inc. will receive credit for service prior to June 1, 2001 as described in Appendix VII.

    3.  "Appendix VI: Participating Companies" is amended, effective as of June 1, 2001 to include Blue Cross and Blue Shield of Georgia, Inc.

    4.  A new Appendix VII: Special Provisions Applicable to Georgia Participants and Transition Participants is added effective June 1, 2001 at the end of the Plan to read:

APPENDIX VII: SPECIAL PROVISIONS APPLICABLE TO GEORGIA
PARTICIPANTS AND TRANSITION PARTICIPANTS

    The Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia, Inc. (the "Georgia Retirement Program") is merged into the Plan effective as of 11:59 p.m. on May 31, 2001. Assets and liabilities of the Georgia Retirement Program, together with the assets and liabilities of this Plan, constitute a single plan within the meaning of Code Section 414(l) as of June 1, 2001. Unless otherwise expressly provided herein, the rights and benefits of a participant in the Georgia Retirement Program who ceased to be an employee of Blue Cross and Blue Shield of Georgia, Inc. ("BCBSGA") on or prior to May 31, 2001 are determined in accordance with the applicable provisions of the Georgia Retirement Program in effect prior to June 1, 2001. References in the Plan to "Participant" as defined in Article II include each individual with an interest in the Georgia Retirement Program on May 31, 2001 who has an interest in the Plan on June 1, 2001 without regard to whether the individual is a former Employee. This Appendix VII is designed to preserve under the Plan any benefits that were accrued under the Georgia Retirement Program prior to June 1, 2001 to the extent such benefits are protected under Code Section 411(d)(6). The provisions of the Plan apply to the benefits of employees and former employees of BCBSGA described in this Appendix subject to the prior sentence and except to the extent modified by the terms of this Appendix. In the event of a conflict, the provisions of this Appendix will control.

    Section 1.01.  Definitions. The following definitions apply to this Appendix VII:

      (a) "Benefit Accrual Increase" means, on any date, the aggregated present value of the Transition Participants' Georgia Benefits that accrue during the period beginning January 1, 2000 and ending on the determination date less the aggregated present value of the benefits that the Transition Participants would have accrued if they had been accruing benefits under the cash balance formula in Section 8.01 of the Plan for the same period. For purposes of this definition,

  "present value" will be determined using the Georgia Factors. The Benefit Accrual Increase calculated as of any date will be discounted back to January 1, 2000 using the applicable interest rate determined under Section 9.02(d) of the Plan.

      (b) "Credited Service" means, with regard to a Georgia Participant and a Transition Participant, the participant's years of benefit accrual service recognized under the Georgia Retirement Program immediately prior to the Plan Merger Date.

      (c) "Final Average Salary" means the highest five consecutive years of an individual's earnings determined over a 10-year period. "Earnings" includes an individual's basic compensation rate in effect on January 1, plus overtime pay, bonuses and additional compensation earned in the prior year. With regard to a Georgia Participant, Final Average Salary will be frozen at May 31, 2001. With regard to a Transition Participant, Final Average Salary will be frozen at the Transition End Date.

      (d) "Georgia Benefit" means, with respect to a Georgia Participant, the benefit accrued under the Georgia Retirement Program that is frozen at May 31, 2001, and with respect to a Transition Participant, the benefit accrued under the Georgia Retirement Program prior to the Plan Merger Date plus the benefit accrued under the Georgia Benefit Formula described in Section 1.05 of this Appendix through the Transition End Date.

      (e) "Georgia Factors" means, on any date, the Moody's AAA bond index rate determined as of the last day of the prior Plan Year and rounded up to the next higher 0.25%, the applicable mortality table as defined in Section 417(e) of the Code and the rates of retirement, termination and disability shown on Schedule B of Form 5500 for the 2000 Plan Year of the Georgia Retirement Program.

      (f)  "Georgia Participant" means an individual with an interest in the Georgia Retirement Program at May 31, 2001, other than a Transition Participant, who becomes a Participant in the Plan as of June 1, 2001.

      (g) "Georgia Retirement Program" means the Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia, Inc.

      (h) "Plan Merger Date" means June 1, 2001 when the Georgia Retirement Program and the Plan are one plan for purposes of Code Section 414(l).

      (i)  "Primary Social Security Benefit" means an individual's estimated Primary Insurance Amount under the federal Social Security program as defined in the Georgia Retirement Program as in effect at May 31, 2001.

      (j)  "Transition End Date" means the earliest of (i) December 31, 2004 or (ii) the first day of the month following the date on which the Benefit Accrual Increase reaches $3 million; or (iii) the date the Transition Participant ceases to be an Eligible Employee.

      (k) "Transition Participant" means an individual with an interest in the Georgia Retirement Program at May 31, 2001 who satisfies the following conditions:

        (1) the individual is an Eligible Employee on June 1, 2001;

        (2) the individual was not less than age 45 on December 31, 1999;

        (3) the sum of the individual's age and service recognized under the Georgia Retirement Program for benefit accrual purposes at December 31, 1999 was not less than 65 points; and

        (4) the individual had base pay and incentive pay of $80,000 or less in 1999.

    Section 1.02.  Eligibility.

        (a) Effective as of the Plan Merger Date, Blue Cross and Blue Shield of Georgia, Inc. will become a Participating Company under the Plan.

        (b) Each individual employed by Blue Cross and Blue Shield of Georgia, Inc. immediately prior to the Plan Merger Date, who becomes an Employee on the Plan Merger Date, will commence participation in the Plan as of the Plan Merger Date, provided he or she otherwise satisfies the Plan's eligibility requirements.

    Section 1.03.  Benefit Accrual. A Georgia Participant other than a Transition Participant will begin accruing benefits under the cash benefit formula in Section 8.01 of the Plan as of the Plan Merger Date. A Transition Participant will continue accruing benefits under the Georgia Benefit Formula described in Section 1.05 of this Appendix through the Transition End Date. A Transition Participant who continues as an Eligible Employee after the Transition End Date will begin accruing benefits under the cash benefit formula in Section 8.01 immediately following the Transition End Date.

    Section 1.04.  Service Credit. Service recognized under the Georgia Retirement Program for eligibility and vesting purposes as of the Plan Merger Date will be taken into account for the same purposes under the Plan. The sum of a Georgia Participant's or a Transition Participant's Credited Service and years of Benefit Service (if any) will be taken into account for purposes of determining the rate at which his or her Annuity Credits accrue under the cash benefit formula in Section 8.01 of the Plan. Hours of Service completed by a Georgia Participant or a Transition Participant in the period beginning January 1, 2001 and ending May 31, 2001 will be taken into account for purposes of determining whether such individual will accrue a benefit under Section 8.01(a) of the Plan for the 2001 Plan Year (or hypothetical benefit in the case of a Transition Participant), but the amount of any such benefit will be based only on Compensation accrued by such individual while a Participant in the Plan.

    Section 1.05.  Georgia Benefit Formula. The Georgia Benefit of a Georgia Participant or a Transition Participant is a single life annuity payable over the life of the participant in monthly installments commencing at the participant's Normal Retirement Date determined under the following formula:

      (a) With respect to a Georgia Participant: 2% of the participant's Final Average Salary times his or her years of Credited Service, up to 30 years, reduced by 1.667% of the participant's Primary Social Security Benefit times his or her years of Credited Service, up to 30 years.

      (b) With respect to a Transition Participant: 2% of the participant's Final Average Salary times the sum of his or her (i) years of Credited Service and (ii) years of Benefit Service accrued through the Transition End Date, up to 30 years total, reduced by 1.667% of the participant's Primary Social Security Benefit times the sum of his or her (i) years of Credited Service and (ii) years of Benefit Service accrued through the Transition End Date, up to 30 years total.

    Section 1.06.  Retirement Benefit. If a Georgia Participant or a Transition Participant elects to receive his or her Georgia Benefit at or after attaining age 62, the amount of the benefit will not be reduced for early retirement. If a Georgia Participant or Transition Participant elects to receive his or her Georgia Benefit prior to attaining age 62, the following reduction factors will apply:

Age When Early Retirement Benefit Payments Begin	Percentage of Program Formula Benefit
62	100%
61	97%
60	94%
59	91%
58	88%
57	85%
56	82%
55	79%

    The applicable percentage of the Georgia Retirement Program benefit shown above will be interpolated to the nearest month for ages between the ages shown.

    A Georgia Participant or Transition Participant is not eligible to receive his or her Georgia Benefit prior to attaining age 55.

    Section 1.07.  Vesting. A Georgia Participant's Georgia Benefit will vest as provided in Article VI of the Plan. Thus, if a Georgia Participant was hired after attaining age 60, he or she will vest at his or her Normal Retirement Date as defined in Section 2.23 rather than after completion of five years of Vesting Service or five years of participation in the Georgia Retirement Program and the Plan.

    Section 1.08.  Distributions.

      (a) If a Georgia Participant or a Transition Participant accrues a benefit under the cash benefit formula in Section 8.01 of the Plan attributable to service performed on or after the Plan Merger Date, the participant's Accrued Benefit attributable to such service will be payable at the time, and in the forms, described in Articles VIII and IX of the Plan. The Georgia Benefit of a Georgia Participant or a Transition Participant will be payable upon such individual's attaining age 55, provided the participant has separated from service with all Affiliated Companies, and in any of the forms described in Section 9.02 of the Plan. A Georgia Participant or a Transition Participant who accrues a benefit under the cash benefit formula in Section 8.01 of the Plan attributable to service performed on or after the Plan Merger Date will make separate elections as to his or her Accrued Benefit and Georgia Benefit, provided, however, that payment may be made in one check if the same form is elected for both benefits. No benefits (including such participant's Georgia Benefit) will be paid out prior to a Georgia Participant's or Transition Participant's attainment of age 70 1/2 without such participant's prior written consent, subject to the automatic cashout provisions.

      (b) The Georgia Benefit of a Georgia Participant who terminated employment prior to the Plan Merger Date, and thus has no benefit under the Plan that is attributable to service performed on or after the Plan Merger Date, will be payable under the applicable terms of the Georgia Retirement Program as in effect at the Plan Merger Date.

    Section 1.09.  Death Benefits Attributable to Georgia Benefit.

      (a) If a Georgia Participant or a Transition Participant is vested in his or her Georgia Benefit, and has not started to receive benefits under the Plan at the time of his or her death, such participant's surviving spouse will be eligible to receive a survivor benefit. The benefit will be paid as a monthly annuity over the life of the surviving spouse. If, however, the participant had attained age 55 and was an active Employee (or on short-term disability) at his or her death, the surviving spouse may elect to receive the benefit as a lump sum. Regardless of the participant's age and employment status, if the present value of the survivor benefit is less than $5,001 (taking into account any survivor benefit accrued under the cash benefit formula in Section 8.01 of the Plan), such value will be paid to the surviving spouse as soon as practicable after the participant's death.

      (b) If a Georgia Participant or a Transition Participant is vested in his or her Georgia Benefit, and is not less than age 55 and an active Employee (or on short-term disability) at his or her death, such participant's spouse will be eligible to receive 100% of the Georgia Benefit that would have been payable to the Participant as a joint and 50% survivor annuity, determined as if the Participant had terminated employment on the day prior to his or her death and elected to have benefits commence on the date that benefits commence to his or her surviving spouse.

      (c) If a Georgia Participant or a Transition Participant is vested and an active Employee (or on short-term disability) at his or her death, but has not attained age 55, or if such participant had separated from service from all Affiliated Companies before his or her death, such participant's spouse will be eligible to receive a percentage of the participant's Georgia Benefit accrued as of the day prior to the participant's death. The percentage will be 50% less 2 percentage points for each full calendar year between the date the spouse's pension starts and the date the participant would have attained age 65 or a full 50% if the Participant was entitled to a unreduced Georgia Benefit on the day prior to his or her death. Such benefit will be payable at the date the Georgia Participant or Transition Participant would have attained age 65. Alternatively, the surviving spouse of a Georgia Participant or a Transition Participant may elect a reduced benefit determined under Section 1.06, provided that benefit payments commence as of a date the participant would have attained one of the specified ages. In no event will the benefits received by a surviving spouse where the participant's death occurs on or before the date the participant attained age 55 be less than the amount the participant would have been entitled to receive if he or she had terminated employment on the date of his or her death (or if earlier, the date the participant actually terminated employment), survived until age 55, retired, and died on the follow day.

      (d) If the surviving spouse of a Georgia Participant or a Transition Participant defers commencement of the survivor benefit, and dies before payment begins, no survivor benefit attributable to the participant's Georgia Benefit will be paid.

      (e) A surviving spouse may defer payment of the survivor benefit attributable to the Georgia Benefit of a Georgia Participant or Transition Participant, as applicable, until the date such participant would have attained age 65. If the surviving spouse has not requested payment prior to that date, payment will commence at the date the participant would have attained age 65 without regard to whether the surviving spouse has provided written consent.

    Section 1.10.  Conversion Factors. For purposes of determining the present value of a Georgia Participant's or Transition Participant's Georgia Benefit payable as a lump sum, the following factors will be used:

      (a) The interest rate will be determined on the first day of each calendar quarter based the average yield on 30-year Treasury securities for the fifth calendar month preceding the quarterly change date

      (b) The applicable mortality table will be consistent with the requirements of Code Section 417(e).

      A benefit payable as a qualified joint and survivor annuity will be determined as of the date benefits are to commence under the simplified conversion factors set forth in Section 5.01 of the Georgia Retirement Program as in effect at May 31, 2001.

      A benefit payable in an optional form other than a single sum will be determined as of the date benefits are to commence under the simplified conversion factors applicable to a single life annuity, life benefit with 120 or 240 payments guaranteed, joint and contingent benefit and Social Security adjusted benefit set forth in Section 5.03 of the Georgia Retirement Program as in effect at May 31, 2001.

    IN WITNESS WHEREOF, WellPoint Health Networks Inc. caused this Amendment to be executed this 8th day of May, 2001.

WELLPOINT HEALTH NETWORKS INC.
By:	/s/ THOMAS C. GEISER Thomas C. Geiser Executive Vice President

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EXHIBIT 10.02
AMENDMENT NO. 4 TO THE WELLPOINT HEALTH NETWORKS INC. PENSION ACCUMULATION PLAN (As Amended and Restated January 1, 1997) (As Amended through October 1, 1997)